Exhibit 99.1

December 4, 2019 at 04:15 PM EST

Air Industries Group Announces Long-Term Contracts, with Firm Orders over $18.2 million and Potential Follow-on Orders for an Additional $ 13.7 million.

Bay Shore, NY -- (Business Wire) – December 4, 2019 – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors is pleased to announce that it has received major new contract awards totaling $18.2 million, and potential follow-on orders for an additional $13.7 million.

Air Industries Machining Corporation, a unit of our Complex Machining Sector, received firm orders totaling approximately $11.9 million, including:

•	An award of approximately $3.0 million for F-35 Joint Strike Fighter landing gear components, with deliveries beginning next year and continuing through 2021.
•	An award of approximately $8.9 million for complete landing gear for the E2-D Hawkeye with deliveries beginning in 2021. The company has also been awarded exclusivity for an additional three years (2023 to 2025), covering additional product that may be ordered by our customer, worth an estimated $13.7 million.

Sterling Engineering Corporation, our Turbine & Engine Sector, received firm orders during October and November totaling $6.3 million, these orders extend to 2023.

•	Jet engine components totaled $2.4 million.
•	Rotorcraft components totaled $3.9 million.

These orders increase our eighteen-month firm and funded backlog to approximately $110 million dollars.

Mr. Lou Melluzzo, CEO of Air Industries commented: “Receiving these contract awards is significant both in value and for the aircraft platforms involved. These orders span both military and commercial aviation.

The F-35 Joint Strike Fighter is the newest fighter aircraft in US military service. Production of this aircraft is now ramping up to full rate production with a goal of 200 aircraft per year.

The E-2C/D aircraft is a US Navy aircraft providing Airborne Early Warning and Control for Carrier Battle Groups. Each carrier has four E-2 aircraft. This platform has been a staple product of Air Industries for many years. The new E2-D Advanced Hawkeye is the latest variant and will replace older models in service. Foreign military forces have also ordered the E2-D, most notably Japan, to counter threats from China.

The vast majority of these contract awards are long-term agreements, allowing Air Industries to plan production more efficiently, and to have the opportunity to increase profit margins.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of complex machined products including landing gear, flight control, and jet turbine components for leading aerospace and defense prime contractors.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com